First Century Bank Positions for Growth, Expands to South Hall

New board members, staff additions also announced

Gainesville, Ga. (Apr. 30, 2008) –  Signaling a strong push to expand its Gainesville base throughout the rest of Hall County, First Century Bank (FCB) president R. Allen Smith today announced the addition of eight veteran staff members with deep banking ties to the South Hall area who will serve the community from a new Oakwood office in the fast-growing region.

The moves were paired with the announcement of four new members of the bank’s board of directors along with the hiring of a prominent Gainesville banker.

FCB’s South Hall Initiative

Opening soon, FCB’s new Oakwood office will be at 3715 Mundy Mill Road in the Merchants Crossing Shopping Center near I-985 and the Exit 16 interchange. It will be staffed by a team of experienced professionals from Southern Heritage bank, a division of Gainesville Bank & Trust.

Longtime banker Chris England, the former president of Southern Heritage, will lead FCB’s South Hall Division as the new president.

Joining England at FCB’s South Hall Division are Greg Merritt, senior vice president; Benn y Fields , senior vice president; and Thomas Kimsey, vice president all of whom are members of the bank’s lending team. Phyllis Bryson will serve as FCB’s South Hall branch manager; Lisa McNeal, assistant branch m anager; and Keena Queen, customer service r epresentative.

Growth in Gainesville

Augmenting FCB’s Gainesville office is Doug Patterson , who has been named senior vice president and Head of the Gainesville commercial division. Previously with Regions Bank, Patterson has over 16 years of experience in banking. He is active with the Greater Hall Chamber of Commerce, United Way, Kiwanis Club of Gainesville, Challenged Child and Friends, and Boy Scouts.

“I am pleased to be a part of First Century Bank, a bank completely focused on Hall County businesses,” said Patterson, whose family attends Lakewood Baptist Church.

Board Additions

At the bank’s board level, the elections of four new directors were also announced: J. Allen Nivens, R.K. Whitehead , William Bagwell, and Chris England.

Nivens is a commercial real estate broker with the Norton Agency. He serves on the boards of numerous civic groups, including the John Jarrard Foundation, which he chairs. He also serves on the Executive Board of the Gainesville State College Fund and serves on the Finance Committee for both the Chattahoochee Country Club and the United Way. Nivens and his family attend Gainesville’s First United Methodist Church. Last year, he was honored as Hall County Young Man of the Year.

Whitehead, president of Whitehead Die Casting Company, is the incoming chairman of the Greater Hall Chamber of Commerce. He also serves on boards for the Quinlan Visual Arts Center, North House, Elachee Nature-Science Center and the Northeast Georgia Health System where he is chairman of the Finance committee. He lives in Gainesville with his wife and four children. “It is a pleasure to serve with such a dynamic group of people at First Century Bank,” Whitehead said of his new board role. “We are excited about being part of the continued growth for the businesses of Hall County.”

FCB Announcements

Bagwell, a fourth-generation Hall County resident, is employed by Homestead Investments, LLC. A former economic development director for the Greater Hall Chamber of Commerce, he remains active in local economic development. While employed at the Greater Hall County Chamber of Commerce, he held offices of Vice President, Economic Development, Vice President, Government Affairs and Vice President, Existing Industry. He is a member of the Gainesville and Hall County Development Authority, Gainesville and Hall County Economic Council and the Gainesville Art Council Board of Directors. Mr. Bagwell also serves on the Georgia Farm Service Agency, and leads the Tiger Cub Scout Den 2, Pack 16 in Gainesville. Married with two children, he is an active Deacon of the First Baptist Church of Gainesville. “I am excited about the team being formed with First Century Bank. They are community leaders and first-class bankers,” Bagwell said.

England, the new South Hall Division president, has also been named to the FCB board. He is a lifelong resident of South Hall and is involved with a number of organizations in Gainesville and Hall County. He is an active member of the local Home Builders Association. England and his family are members of the Blackshear Place Baptist Church where he serves as Chairman of the Finance and Building Committee. He is a Board Member of the Fellowship of Christian Athletes of Gainesville/Hall County and a member of the Gainesville Lions Club. England previously served as a Trustee for Gainesville State College. “It is a pleasure to continue to serve this community as part of First Century Bank,” England said. “This is a community that continues to grow and prosper, and we want to be a contributor to its continued success.”

William Blanton, chairman of the FCB Board of Directors, indicated that more moves may be on the way.

“These announcements represent just the beginning of a number of steps the Board is taking at First Century Bank,” said Blanton, who also is chairman of the bank’s holding company, First Century Bancorp, based in Gainesville.

For additional information about FCB, visit the bank's website, www.myfirstcenturybank.com.

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